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                                                                    EXHIBIT 23.1


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-71332) of iLinc Communications, Inc., of our report dated June 24, 2005, on the consolidated balance sheet of iLinc Communications, Inc. as of March 31, 2005, and the related consolidated statements of operations, stockholders' equity and cash flows for the year then ended, which report appears in iLinc Communications, Inc.'s Annual Report on Form 10-K. We also consent to the incorporation by reference of our report dated June 24, 2005, relating to the financial statement schedule, which appears in this Form 10-K.


/s/ Epstein, Weber & Conover P.L.C.

Scottsdale, Arizona
July 12, 2005